Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Boykin Lodging Company:

We have audited the accompanying consolidated balance sheets of Boykin Lodging Company (an Ohio corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boykin Lodging Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, Boykin Lodging Company and subsidiaries changed its method of accounting for derivative financial instruments.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
September 16, 2002

BOYKIN LODGING COMPANY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND 2000
(dollar amounts in thousands)

	2001	2000

ASSETS

Investment in hotel properties, net	$520,484	$565,224

Cash and cash equivalents	3,610	4,175

Receivable from related party related to lease terminations	2,008	—

Rent receivable from lessees:

Related party lessees	1,118	4,632

Third party lessees	341	652

Deferred financing costs and other, net	4,588	6,200

Restricted cash	9,423	7,034

Investment in unconsolidated joint ventures	14,973	10,291

Other assets	2,673	2,385

	$559,218	$600,593

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings against credit facility	$39,000	$29,500

Term notes payable	279,971	281,940

Accounts payable and accrued expenses	15,239	9,533

Net liabilities assumed in connection with termination of leases	3,515	—

Due to:

Related party lessees	90	2,056

Third party lessees	406	757

Dividends/distributions payable	—	6,791

Minority interest in joint ventures	2,530	8,071

Minority interest in operating partnership	15,821	8,679

Shareholders’ equity:

Preferred shares, without par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—

Common shares, without par value; 40,000,000 shares authorized; 17,191,954 and 17,146,938 shares outstanding at December 31, 2001 and 2000, respectively	—	—

Additional paid-in capital	312,171	311,493

Distributions in excess of income	(105,193)	(56,593)

Other comprehensive loss	(2,838)	—

Unearned compensation – restricted shares	(1,494)	(1,634)

Total shareholders’ equity	202,646	253,266

	$559,218	$600,593

See notes to consolidated financial statements.

BOYKIN LODGING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
(amounts in thousands, except for per share data)

	2001	2000

Revenues:

Lease revenue from related party	$60,243	$71,922

Other lease revenue	11,747	13,932

Hotel revenues	6,663	6,735

Interest and other income	1,480	1,162

	80,133	93,751

Expenses:

Real estate related depreciation and amortization	28,474	30,374

Real estate and personal property taxes, insurance and other	10,922	10,714

General and administrative	6,230	5,849

Expenses related to hotel operations	5,411	5,421

Interest expense	21,916	24,291

Amortization of deferred financing costs	1,205	1,242

Gain on property insurance recovery	—	(407)

Impairment of real estate	24,000	7,000

Costs associated with termination of leases	15,000	—

	113,158	84,484

Equity in income of unconsolidated joint ventures	589	68

Income (loss) before gain on sale of assets, minority interest, extraordinary item and cumulative effect of change in accounting principle	(32,436)	9,335

Gain on sale of assets	240	—

Minority interest in joint ventures	193	(534)

Minority interest in operating partnership	2,806	(385)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(29,197)	8,416

Extraordinary item—loss on early extinguishment of debt, net of minority interest of $59	—	(686)

Income (loss) before cumulative effect of change in accounting principle	(29,197)	7,730

Cumulative effect of change in accounting principle, net of minority interest of $32	(373)	—

Net income (loss) applicable to common shares	$(29,570)	$7,730

Net unrealized loss on interest rate swap	(2,838)	—

Comprehensive income (loss)	$(32,408)	$7,730

Net income (loss) per share before extraordinary item and cumulative effective of change in accounting principle

Basic	$(1.70)	$0.49

Diluted	$(1.70)	$0.49

Net income (loss) per share before cumulative effect of change in accounting principle

Basic	$(1.70)	$0.45

Diluted	$(1.70)	$0.45

Net income (loss) per share

Basic	$(1.72)	$0.45

Diluted	$(1.72)	$0.45

Weighted average number of common shares outstanding

Basic	17,176	17,137

Diluted	17,281	17,305

See notes to consolidated financial statements.

BOYKIN LODGING COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
(dollar amounts in thousands)

			Distributions	Other
	Common	Additional	In Excess of	Comprehensive	Unearned
	Shares	Paid-In Capital	Income	Loss	Compensation	Total

Balance at December 31, 1999	17,106,242	$310,396	$(35,434)	—	$(1,232)	$273,730

Issuance of common shares, net of offering expenses of $31	40,696	1,097	—	—	(865)	232

Dividends declared — $1.67 per common share	—	—	(28,889)	—	—	(28,889)

Amortization of unearned compensation	—	—	—	—	463	463

Net income	—	—	7,730	—	—	7,730

Balance at December 31, 2000	17,146,938	311,493	(56,593)	—	(1,634)	253,266

Issuance of common shares, net of offering expenses of $6	45,016	678	—	—	(449)	229

Dividends declared — $1.10 per common share	—	—	(19,030)	—	—	(19,030)

Net unrealized loss on interest rate swap	—	—	—	(2,838)	—	(2,838)

Amortization of unearned compensation	—	—	—	—	589	589

Net loss	—	—	(29,570)	—	—	(29,570)

Balance at December 31, 2001	17,191,954	$312,171	$(105,193)	$(2,838)	$(1,494)	$202,646

See notes to consolidated financial statements.

BOYKIN LODGING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
(amounts in thousands)

	2001	2000

Cash flows from operating activities:

Net income (loss)	$(29,570)	$7,730

Adjustments to reconcile net income (loss) to net cash flow provided by operating activities-

Cumulative effect of change in accounting principle	373	—

Extraordinary item- loss on early extinguishment of debt	—	686

Gain on sale of assets	(240)	—

Gain on property insurance recovery	—	(407)

Non-cash charges associated with termination of leases	11,394	—

Impairment of real estate	24,000	7,000

Depreciation and amortization	29,679	31,616

Amortization of unearned compensation	589	463

Equity in income of unconsolidated joint ventures	(589)	(68)

Minority interests	(2,999)	919

Changes in assets and liabilities-

Rent receivable	3,825	(574)

Restricted cash	(2,389)	(3,462)

Accounts payable and accrued expenses	2,868	734

Liabilities assumed from termination of leases, net	1,507	—

Due to related party and third party lessees	(3,917)	202

Other	(488)	(1,439)

Net cash flow provided by operating activities	34,043	43,400

Cash flows from investing activities:

Investment in unconsolidated joint ventures	(5,510)	(6,270)

Improvements and additions to hotel properties	(23,042)	(18,431)

Net proceeds from sale of asset	12,374	—

Net proceeds from property insurance recovery	—	1,186

Net cash flow used for investing activities	(16,178)	(23,515)

Cash flows from financing activities:

Payments of dividends and distributions	(27,234)	(32,954)

Net borrowings (repayments) against credit facility	9,500	(89,500)

Term note borrowings	—	108,000

Repayment of term note	(1,969)	(1,060)

Payment of deferred financing costs	—	(4,588)

Net proceeds from issuance of common shares	229	232

Distributions to joint venture minority interest partners	(336)	(217)

Distributions received from unconsolidated joint ventures	1,380	406

Net cash flow used for financing activities	(18,430)	(19,681)

Net change in cash and cash equivalents	(565)	204

Cash and cash equivalents, beginning of period	4,175	3,971

Cash and cash equivalents, end of period	$3,610	$4,175

See notes to consolidated financial statements.

BOYKIN LODGING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
(dollar amounts in thousands except per share data)

1. Background:

         Boykin Lodging Company (“Boykin”) is a real estate investment trust (“REIT”) that owns hotels throughout the United States of America. As of December 31, 2001, Boykin owned interests in 33 hotels containing a total of 9,249 guestrooms located in nineteen states, 31 of which are affiliated with nationally-recognized franchisors. Boykin’s largest franchise affiliation is with Doubletree. Boykin owns 12 Doubletree hotels in eight states, which account for roughly 40% of the total rooms in Boykin’s portfolio. Other brands include Hilton, Marriott and Radisson.

         The operations of the hotels have historically been seasonal. Twenty-nine hotels historically maintained higher occupancy rates during the second and third quarters while the four hotels located in Florida have historically experienced their highest occupancy in the first quarter.

         Boykin’s principal source of revenue was lease payments from lessees pursuant to percentage lease agreements. Percentage lease revenue is based upon the room, food and beverage and other revenues of Boykin’s hotels. The lessees’ ability to make payments to Boykin pursuant to the percentage leases is dependent primarily upon the operations of the hotels. As of December 31, 2001, Boykin Management Company Limited Liability Company (“BMC”) and certain of its subsidiaries leased and/or managed 27 of the 33 hotels in which Boykin has ownership interests. BMC is owned by Robert W. Boykin, Chairman, and Chief Executive Officer of Boykin Lodging Company (53.8%) and his brother, John E. Boykin (46.2%).

Formation

         Boykin was formed and completed an initial public offering (the “IPO”) in 1996 to continue and expand the over 40-year history of hotel ownership, acquisition, redevelopment and repositioning activities of its predecessors, BMC and its affiliates. Boykin Hotel Properties, L.P., an Ohio limited partnership (the “Partnership”), is the operating partnership that transacts business and holds the direct and indirect ownership interests in Boykin’s hotels. As of December 31, 2001, prior to the taxable REIT subsidiary transactions discussed below, Boykin Lodging Company had a 92.3% ownership interest in and is the sole general partner of the Partnership.

         Since the IPO, Boykin has expanded its hotel portfolio by using capital raised through a combination of common share issuances, various debt financings, capital from strategic joint venture partners and cash flow generated from operations.

Taxable REIT Subsidiary Transactions

         The Work Incentives Improvement Act of 1999 (“REIT Modernization Act”) amended the tax laws to permit REITs, like Boykin, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary (“TRS”) as long as the TRS engages an independent hotel management company to operate those hotels under a management contract. As of December 31, 2001, Boykin had agreements to implement this structure for the properties previously leased to BMC and Meristar Hotels and Resorts, Inc. (“Meristar”) effective January 1, 2002. Subsequent to these transactions, all but two of the 33 hotel properties Boykin owns an interest in are operated under the TRS structure.

         In conjunction with the transaction, the Partnership acquired 16 subsidiaries of BMC. The Partnership acquired these entities, whose primary assets were leasehold interests in 25 hotel properties owned by the Partnership, and certain working capital assets and liabilities of those hotels, for consideration comprised of 1,427,000 limited partnership units valued at $11.4 million (based upon the average closing price of the common shares of Boykin for the five-day period prior to the closing of the transaction), and the assumption of $1.6 million of working capital liabilities in excess of assets relating to Westboy LLC (“Westboy”), one of the subsidiaries (See Note 7). The Partnership then contributed the acquired subsidiaries to Bellboy, Inc., a wholly owned subsidiary of the Partnership. Bellboy, Inc. has elected to be treated as a TRS.

         Effective December 31, 2001, Boykin terminated percentage lease agreements with affiliates of Meristar for two hotel properties owned by Boykin. These hotel properties were re-leased to subsidiaries of the TRS. A Meristar affiliate also assigned a percentage lease agreement for a third hotel property Boykin owns to a subsidiary of the TRS. As part of the transaction with Meristar, Meristar also assigned to Boykin its 20% equity interest in the joint venture that owns the Kansas City Doubletree hotel, and certain personal property it owned at the Pink Shell Beach Resort.

         Boykin recorded a charge to earnings of $15.0 million for the year ended December 31, 2001 relating to the transactions described above, including transaction costs.

         After the transaction, Boykin’s ownership interest in the Partnership was reduced to 85.0% and the interests owned by BMC affiliates increased to 14.6%. All of the partners in the Partnership, including BMC and its affiliates, have the right to request that the Partnership buy their partnership interests by paying the market value of one of Boykin’s common shares multiplied by the number of units they tender for redemption. At Boykin’s election, an equal number of common shares may be substituted instead of paying cash.

         Effective January 1, 2002, Boykin entered into new management agreements with BMC to operate 15 of the hotels previously leased to BMC and with Meristar to operate the three hotels previously leased to them. The BMC management agreements have terms of three to nine years, but are cancelable by Boykin without penalty upon 90 days notice. The Meristar management agreements have terms of five to six years, and are also cancelable by Boykin without penalty upon 90 days notice.

         Westboy (one of the lessees acquired from BMC), leases ten Doubletree branded hotels from Boykin. Westboy is party to an existing long-term management agreement with a subsidiary of Hilton Hotels Corporation (“Hilton”) to operate these hotels. As of January 1, 2002, this management agreement has a remaining term of ten years and Hilton has ten successive options to extend the term by five years each. Except with respect to the three Doubletree hotels located in the state of Washington, the agreement with Hilton may not be terminated without penalty.

Consolidated Joint Ventures

         As of December 31, 2001, Boykin had strategic alliances with three hotel operators and owned three hotels with them through consolidated joint venture structures. The following table sets forth the joint ventures established with these hotel operators:

		Boykin	Lessee/JV
	Lessee/JV	Ownership	Ownership
Name of Joint Venture	Partner	Percentage	Percentage	Hotel Owned Under Joint Venture	Date of Hotel Purchase

BoyStar Ventures, L.P.	Meristar	91%	9%	Holiday Inn Minneapolis West	July 1997

Shawan Road Hotel L.P.	Davidson	91%	9%	Marriott’s Hunt Valley Inn	July 1997

Boykin San Diego LLC	Outrigger	91%	9%	Hampton Inn San Diego Airport/Sea World	November 1997

         Effective November 30, 2001, Meristar assigned their 20% ownership interest in Boykin Kansas City LLC, which owns the Doubletree Kansas City hotel, to Boykin. The elimination of Meristar’s minority interest in the hotel was accounted for as a $5,029 reduction in the carrying value of the building as of November 30, 2001. After the transfer, Boykin owns 100% of Boykin Kansas City LLC.

         Effective February 1, 2000, Boykin took over the operations of the Radisson Hotel Mt. Laurel under REIT tax regulations related to foreclosure properties. The hotel was previously owned 85% by Boykin under a joint venture agreement with an affiliate of Radisson Hotels Worldwide (“Radisson”) and was leased to the Radisson affiliate. Under the terms of the agreement with Radisson, the lease was terminated and Boykin obtained a 100% interest in the hotel. The hotel is managed by a wholly-owned subsidiary of BMC pursuant to a management agreement.

Unconsolidated Joint Ventures

         In 1999, Boykin formed a joint venture with AEW Partners III, L.P. (“AEW”), an investment partnership managed by AEW Capital Management, L.P., a Boston-based real estate investment firm. Boykin has a 25% ownership interest in the joint venture. In the same year, the Boykin/AEW venture formed and acquired a 75% ownership interest in Boykin Chicago, LLC, which purchased a hotel in downtown Chicago. In 2000, Boykin purchased the remaining 25% ownership interest in Boykin Chicago, LLC from a private investor for $6.3 million, thereby increasing Boykin’s total ownership percentage in the hotel to 43.75%.

         In July 2001, Boykin formed a joint venture with Concord Hospitality Enterprises (“Concord”), a privately owned hotel investment and management company based in Cleveland, Ohio. Boykin has a 50% ownership interest in the joint venture, which acquired a 219-room full-service hotel in Lyndhurst, New Jersey.

         Because of the non-controlling nature of Boykin’s ownership interests in these joint ventures, Boykin accounts for these investments using the equity method. Refer to Note 8 for further discussions of the aforementioned joint venture with AEW.

         Boykin’s carrying value of its investment in the joint ventures differs from its share of the partnership equity reported in the balance sheets of the unconsolidated joint ventures due to Boykin’s cost of its investment in excess of the historical net book values related to the direct investment in Boykin Chicago, LLC. Boykin’s additional basis is allocated to depreciable assets and is recognized on a straight-line basis over 30 years.

         The following table sets forth the total assets, liabilities, revenues and net income (loss) of the Boykin/AEW and Boykin Concord unconsolidated joint ventures discussed above as of and for the years ended December 31, 2001 and 2000:

	Boykin/AEW		Boykin/Concord

	2001	2000	2001

Total assets	$57,556	$53,984	$21,463

Total liabilities	38,895	37,532	14,748

Equity	18,661	16,452	6,715

Boykin’s share of equity	4,665	4,113	3,358

Revenues	11,066	7,044	1,513

Net income (loss)	1,219	24	(285)

Boykin’s share of net income (loss)	305	6	(142)

Basis of Presentation

         The separate financial statements of Boykin, the Partnership and the consolidated joint ventures discussed above are consolidated because Boykin exercises unilateral control over these entities. All significant intercompany transactions and balances have been eliminated.

2. Summary of Significant Accounting Policies:

Investment in Hotel Properties

         Hotel properties are stated at the lower of cost or estimated fair value and are depreciated using the straight-line method over estimated useful lives ranging from 10 to 35 years for buildings and improvements and 3 to 20 years for furniture and equipment.

         Investment in hotel properties as of December 31, 2001 and 2000 consists of the following:

	2001	2000

Land	$55,145	$55,532

Buildings and improvements	496,203	522,233

Furniture and equipment	76,268	69,654

Construction in progress	1,587	1,631

	629,203	649,050

Less- Accumulated depreciation	(108,719)	(83,826)

	$520,484	$565,224

         Boykin reviews the hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management performs an analysis to determine if the estimated future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized.

         In the fourth quarter of 2001 and 2000, management identified changes in circumstances which indicated the carrying value of certain properties were impaired, and accordingly recorded charges of $24,000 and $7,000, respectively. Boykin does not believe that there are any factors or circumstances indicating impairment of any other investments in hotel properties at this time.

         Fair market values of hotel properties are estimated through consideration of a combination of each property’s expected cash flow generated from operations during the anticipated holding period and ultimate proceeds from disposition. In projecting the expected cash flows from operations of the asset, the estimates are based on future projected earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and deduct expected capital expenditure requirements. Growth assumptions are applied to project these amounts over the expected holding period of the asset. The growth assumptions are based on estimated inflationary increases in room rates and expenses and the demand for lodging at the properties, as impacted by local and national economic conditions and estimated or known future new hotel supply. The estimated proceeds from disposition are judgmentally determined based on a combination of anticipated cash flow in the year of disposition, cap rate, ratio of selling price to gross hotel revenues and selling price per room.

         If actual conditions differ from the assumptions, the actual results of each asset’s future operations and fair market value could be significantly different from the estimated results and value used in the analysis.

         As of December 31, 2000, Boykin had three Doubletree hotels held for sale, which were all located in the state of Washington, as well as the Daytona Beach Radisson Resort. The net carrying value of the assets held for sale at December 31, 2000 was $39,769. The Daytona Beach Radisson was sold in January 2001. As a result of unfavorable market conditions, the three Doubletree hotels were taken off of the market in 2001.

         There were no properties held for sale as of December 31, 2001.

Cash and Cash Equivalents

         Cash and cash equivalents are defined as cash on hand and in banks plus short-term investments with an original maturity of three months or less.

Deferred Financing Costs and Other, net

         Included in deferred financing costs and other at December 31, 2001 and 2000 are the following:

	2001	2000

Financing costs	$6,401	$6,938

Franchise fees	618	652

	7,019	7,590

Accumulated amortization	(2,431)	(1,390)

	$4,588	$6,200

         Deferred financing costs are being amortized using the straight-line method over the terms including extension options, where it is the intent of management to exercise such options, of the related debt agreements. Accumulated amortization at December 31, 2001 and 2000 was $2,259 and $1,163, respectively.

         Deferred franchise fees are being amortized on a straight-line basis over the terms of related franchise agreements. Accumulated amortization at December 31, 2001 and 2000 was $172 and $227, respectively.

Restricted Cash

         Restricted cash consists of cash held in escrow reserves under the terms of the term notes payable discussed in Note 5. These reserves relate to the payment of capital expenditures, insurance and real estate taxes.

Dividends/Distributions

         Boykin pays dividends which are dependent upon the receipt of distributions from the Partnership and are based upon the discretion of Boykin’s Board of Directors.

Revenue Recognition

         Boykin recognizes lease revenue for interim and annual reporting purposes on an accrual basis pursuant to the terms of the respective percentage leases once all terms have been satisfied and certain thresholds have been met. Boykin adopted Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition in Financial Statements” in the fourth quarter of 2000. Subsequent to adoption, a portion of Boykin’s percentage lease revenues, which historically were recognized in the first, second, and third quarters, are deferred and recognized in the fourth quarter. The adoption of SAB No. 101 impacts the interim reporting of revenues related to Boykin’s leases, but has no impact on its interim cash flow or year-end results of operations.

         In 2002 and beyond, SAB No. 101 will only impact the consolidated statement of operations for the lease revenues related to the two hotels not operated under the TRS structure as lease revenues from hotels operated under the TRS will be eliminated in consolidation. Rooms, food and beverage and other hotel revenues of the consolidated hotels operated under the TRS structure will be included in Boykin’s consolidated statement of operations.

Minority Interests

         Minority interest in the Partnership represents the limited partners’ proportionate share of the equity in the Partnership. Income and losses are allocated to minority interest based on the weighted average limited partnership percentage ownership throughout the period.

         Minority interest in joint ventures represents the joint venture partners’ proportionate share of the equity in the joint ventures. Income and losses are allocated to minority interest based on the joint venture partners’ percentage ownership throughout the period, subject to minimum returns to the Partnership, as defined in the joint venture agreements.

Income Taxes

         Boykin qualifies as a REIT under Sections 856-860 of the Internal Revenue Code. Accordingly, no provision for income taxes has been reflected in the accompanying consolidated financial statements. Effective January 1, 2002, Bellboy, Inc. elected to be treated as a TRS of the Partnership and as such, is required to pay income taxes at the applicable rates.

         Boykin’s earnings and profits, as defined by federal income tax law, will determine the taxability of distributions to shareholders. Earnings and profits will differ from income reported for financial reporting purposes primarily due to the differences in the estimated useful lives and methods used to compute depreciation and differences in the timing of when certain expenses are deductible for tax purposes. For federal income tax purposes, dividends to shareholders applicable to 2001 and 2000 operating results represented the following allocations of ordinary taxable income and return of capital:

Year	Ordinary Income	Return of Capital	Total

2001	49.1%	50.9%	100%

2000	75.6%	24.4%	100%

Earnings Per Share

         Basic earnings per share is based on the weighted average number of common shares outstanding during the period whereas diluted earnings per share adjusts the weighted average shares outstanding for the effect of all dilutive securities. The weighted average number of shares used in determining basic earnings per share was 17,176,000 and 17,137,000 for the years ended December 31, 2001 and 2000, respectively. For 2001 and 2000, diluted per share amounts reflect incremental common shares outstanding of 105,000 and 168,000, related to unexercised share options and unvested restricted share grants as of December 31, 2001, and 2000, respectively. There are no adjustments to the reported amounts of income in computing diluted per share amounts.

Partnership Units

         At December 31, 2001 and 2000, a total of 1,291,000 limited partnership units (Note 7) were issued and outstanding. The weighted average number of limited partnership units outstanding for each of the periods ended December 31, 2001 and 2000 was 1,291,000.

         Effective January 1, 2002, an additional 1,427,000 limited partnership units were issued as consideration for the acquisition of leasehold interests in conjunction with the TRS transactions discussed in Note 1.

Fair Value of Financial Instruments

         Fair values are determined by using available market information and appropriate valuation methodologies. Boykin’s principal financial instruments are cash, cash equivalents, restricted cash, accounts receivable, borrowings against the credit facility, the term notes payable and interest rate protection instruments.

         Cash, cash equivalents, restricted cash and rent receivable, due to their short maturities, are carried at amounts which reasonably approximate fair value. As borrowings against the credit facility (Note 4), and the $45,000 term note payable (Note 5) bear interest at variable market rates, carrying values approximate fair value at December 31, 2001.

         At December 31, 2001, the carrying value of the $130,000 term note payable (Note 5) approximates fair value as the interest rate associated with the note approximates market rates currently offered for debt with similar terms and maturities.

         Effective January 1, 2001, Boykin adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement requires companies to carry all derivative instruments, including embedded derivatives, in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. For financial reporting purposes, the change in market value of the effective portion of an instrument defined as a cash flow hedge flows through the other comprehensive income component of equity. All other changes will flow through earnings.

         The adoption of SFAS No. 133 resulted in Boykin recording an unrealized loss of $373, net of minority interest of $32, related to its existing interest rate cap, which is reflected as a cumulative effect of a change in accounting principle in Boykin’s 2001 statement of operations and comprehensive income. The interest rate cap is with a third party and was valued at $22 at December 31, 2001 based upon estimated market valuations. Changes in the fair value of the interest rate cap are recorded through the statement of operations.

         In March 2001, Boykin entered into an interest rate swap, which fixes the overall interest rate at 7.32% on $83,000 of Boykin’s $108,000 term note until July 2003. The estimated fair market value of the swap as of December 31, 2001 is reflected as other comprehensive loss of $2,838 in shareholders’ equity, with a corresponding liability in the accompanying consolidated balance sheet. In connection with the execution of this swap contract, Boykin wrote an option contract (reverse cap contract) until July 2003 with a notional balance of $83,000 and a LIBOR based strike price of 7.90%, obligating Boykin as the floating rate counterparty. This contract is with a third party and was valued in a payable position of $20 at December 31, 2001, with changes in the contract’s fair value recorded in the statement of operations.

Comprehensive Income

         Comprehensive income is defined as changes in shareholders’ equity from non-owner sources, which for Boykin consists of the difference between the cost basis and fair market value of its interest rate swap. For the year ended December 31, 2001, the difference between net income and comprehensive income was due to the decline in market value of the swap.

New Accounting Pronouncements

         In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The provisions of Statement 144 are effective for Boykin beginning in the fiscal year ending December 31, 2002 and generally are to be applied prospectively. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. SFAS No. 144 also requires that one accounting model be used for long-lived assets to be disposed of by sale. The Statement is not expected to have a material effect on the financial condition or results of operations of Boykin; however, if Boykin were to dispose of a hotel property via sale, the property’s results of operations may have to be separately disclosed as discontinued operations in Boykin’s financial statements.

         In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Included in SFAS No. 145 is a requirement that all gains and losses related to extinguishments of debt (other than extinguishments of debt items meeting the criteria in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB Opinion 30”)) to not be treated as extraordinary items. The provisions of this statement are effective for Boykin on January 1, 2003. Any gains or losses on extinguishments of debt formerly classified as extraordinary and not meeting the criteria for extraordinary classification as defined in APB Opinion 30 shall be reclassified. The Statement is not expected to have a material effect on the financial condition or results of operations of Boykin.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Hotel Transactions:

         The following table summarizes Boykin’s hotel acquisitions and dispositions in 2001 and 2000:

					Percentage
		Acquisition/	Number of	Purchase/	owned by
Hotel	Location	Disposition Date	Rooms	Sale Price	Partnership	Operator

Property Exchange:

Acquisitions:

Doubletree Hotel San Antonio	San Antonio, TX	September 2000	290	N/A	100%	BMC

Doubletree Hotel Guest Suites	Southfield, MI	September 2000	239	N/A	100%	BMC

Disposition:

Cleveland Marriott East	Cleveland, OH	September 2000	403	N/A	100%	BMC

Acquisition:

Novotel Meadowlands*	Lyndhurst, NJ	July 2001	219*	$17,500	50%	Concord

Disposition:

Daytona Beach Radisson Resort	Daytona Beach, FL	January 2001	206	$12,500	100%	BMC

*	In February 2002, a renovation of this hotel was completed resulting in eight additional rooms at the property and the hotel was rebranded as a Courtyard by Marriott.

         In September 2000, Boykin transferred ownership of its Cleveland Marriott East in Beachwood, Ohio, to Hilton. In exchange, Boykin obtained from Hilton a 239-suite Doubletree Guest Suites hotel in Southfield, Michigan (rebranded as an Embassy Suites in October 2001) and a 290-room Doubletree hotel in San Antonio, Texas. The transaction was accounted for as a like-kind exchange of similar assets with the net book value of the Beachwood hotel being carried forward and allocated as the cost basis of the Southfield and San Antonio hotels with no gain or loss recognized. After the transfer, these properties were managed by BMC under long-term management agreements.

         The remaining acquisition was accounted for using the purchase method. The operating results of the acquired property are included in the consolidated operating results of Boykin as equity in income of unconsolidated joint ventures since the hotel was acquired through an unconsolidated joint venture.

4. Credit Facility:

         During March 2002, Boykin negotiated new terms to its secured credit facility with a group of banks which enables Boykin to borrow up to $65,000, subject to borrowing base and loan-to-value limitations, at a rate that fluctuates at LIBOR plus 2.25% to 4.00%, (4.56% as of December 31, 2001), as defined. Boykin is required to pay a .25% fee on the unused portion of the credit facility. The facility expires on July 11, 2003 and contains a one-year extension option. The credit facility is secured by eight hotel properties with a net carrying value of $117,016 and $120,042 at December 31, 2001 and 2000, respectively. Outstanding borrowings against the credit facility at December 31, 2001 and 2000 were $39,000 and $29,500, respectively.

         The credit facility requires Boykin, among other things, to maintain a minimum net worth, a coverage ratio of EBITDA to debt service, a coverage ratio of EBITDA to debt service and fixed charges and a maximum leverage ratio. Further, Boykin is required to maintain the franchise agreement at each hotel and to maintain its REIT status. The terms of the amendment provide certain restrictions on common share dividends, however, Boykin is entitled to distribute up to 100% of REIT taxable income.

5. Term Notes Payable:

         Red Lion Inn Operating L.P. (“OLP”), a wholly-owned subsidiary of the Partnership, has a $130,000 term loan agreement $126,971 and $128,940 outstanding at December 31, 2001 and 2000, respectively that expires in June 2023 and may be prepaid without penalty after May 21, 2008. The loan bears interest at a fixed rate of 6.9% for ten years, and at a new fixed rate to be determined thereafter. The loan is secured by ten Doubletree hotels with a net carrying value of $230,812 and $246,050 at December 31, 2001 and 2000, respectively and requires principal repayments based on a 25-year amortization schedule. Under covenants in the loan agreement, assets of OLP are not available to pay the creditors of any other Boykin entity, except to the extent of permitted cash distributions from OLP to Boykin. Likewise, the assets of other Boykin entities are not available to pay the creditors of OLP. The loan agreement also requires OLP to hold funds in escrow for the payment of capital expenditures, insurance and real estate taxes. The term note also requires OLP to maintain certain financial reporting requirements. OLP was in compliance with these requirements at December 31, 2001 and 2000.

         In March 2002, Boykin renegotiated the terms of the $45,000 term loan agreement that expires in October 2002, with the options of one extension to July 2003 and two additional one-year extensions, subject to the satisfaction of certain financial covenants, as defined in the agreement. The loan is secured by three hotel properties with a net carrying value of $44,582 and $48,404 at December 31, 2001 and 2000, respectively and bears interest at a rate that fluctuates at LIBOR plus 2.0% to 4.0% (5.8% at December 31, 2001). The loan agreement requires Boykin, among other things, to maintain a minimum net worth, a coverage ratio of EBITDA to debt service and fixed charges, and to maintain a leverage ratio below a specified level. Boykin is required to maintain the franchise agreement at each hotel and to maintain its REIT status.

         Boykin Holding, LLC (“BHC”), a wholly-owned subsidiary of the Partnership, has a $108,000 term loan agreement. The loan matures in July 2003 and contains two one-year extension options. The loan is secured by nine hotel properties with a net carrying value of $76,477 and $85,676 at December 31, 2001 and 2000, respectively and bears interest at a rate that fluctuates at LIBOR plus 2.35% (4.5% at December 31, 2001). Under covenants in the loan agreement, assets of BHC are not available to pay the creditors of any other Boykin entity, except to the extent of permitted cash distributions from BHC to Boykin. Likewise, the assets of other entities are not available to pay the creditors of BHC. The loan agreement also requires BHC to hold funds in escrow for the payment of capital expenditures, insurance and real estate taxes and requires BHC to maintain certain financial reporting requirements. BHC was in compliance with these requirements at December 31, 2001 and 2000.

         In March 2001, the Partnership entered into an interest rate swap agreement which fixes the overall interest rate at 7.32% on $83,000 of debt designated to BHC’s $108,000 term note until July 2003. BHC also has interest rate protection on the remaining $25,000 to cap the overall loan interest rate at no more than 10.25%.

         Maturities of long-term debt at December 31, 2001 are as follows:

2002	$47,111

2003	110,264

2004	2,402

2005	2,601

2006	2,788

2007 and thereafter	114,805

$279,971

6. Description of Capital Shares:

Common Shares

         Holders of Boykin’s common shares are entitled to receive dividends, as and if declared by the Board of Directors, out of funds legally available therefore. The holders of common shares, upon any liquidation, dissolution or winding-up of Boykin, are entitled to share ratably in any assets remaining after payment in full of all liabilities of Boykin and all preferences of the holders of any outstanding preferred shares. The common shares possess ordinary voting rights, each share entitling the holder thereof to one vote. Holders of common shares do not have cumulative voting rights in the election of directors and do not have preemptive rights.

Preferred Shares

         The Board of Directors is authorized to provide for the issuance of two classes of preferred shares, each in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights (other than voting rights) of each series and the qualifications, limitations or restrictions thereon. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred shares, the Board of Directors may afford the holders of any series of preferred shares preferences, powers and rights senior to the rights of holders of common shares. The issuance of preferred shares could have the effect of delaying or preventing a change in control of Boykin. No preferred shares had been issued or were outstanding as of December 31, 2001 and 2000.

7. Limited Partnership Interests:

         Pursuant to the Partnership Agreement, the limited partners of the Partnership have exchange rights, which enable them to cause the Partnership to pay cash for their interests in the Partnership, or at Boykin’s election, to exchange common shares for such interests. The exchange rights may be exercised in whole or in part. The number of common shares issuable to the limited partners upon exercise of the exchange rights as of December 31, 2001 is 1,291,000. The number of shares issuable upon exercise of the exchange rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or the shareholders of Boykin. Effective January 1, 2002, in conjunction with the TRS transactions discussed in Note 1, an additional 1,427,000 limited partnership units were issued as consideration for acquisition of leasehold interests in the hotels.

8. Joint Venture with AEW:

         In February 1999, Boykin formed a joint venture with AEW. Pursuant to the joint venture agreement, AEW has contributed $15,548 of equity capital into the joint venture. Boykin has contributed $5,183, has served as the operating partner of the joint venture for which it receives compensation from the joint venture, and has the right to receive incentive returns based on the performance of acquired assets. Because of the non-controlling nature of its ownership interest in the joint venture, Boykin accounts for its investment utilizing the equity method.

         AEW has the option to acquire convertible preferred shares of Boykin in exchange for its capital invested in the joint venture. If issued, the preferred shares would be convertible into common shares at $16.48 per common share and would have a minimum cumulative annual dividend equivalent to $1.88 per common share. As of December 31, 2001, AEW had the option to acquire preferred shares convertible into 943,421 common shares.

         In August 1999, the Boykin/AEW venture partnered with a private investor, forming Boykin Chicago, LLC, in which Boykin/AEW has a 75% interest. Boykin Chicago, LLC purchased the 421-room Executive Plaza Hotel located in Chicago, Illinois for cash consideration of $48,000. The acquisition was accounted for as a purchase and was funded with proceeds from a $30,000 secured mortgage note with the remainder in cash from the partners. In September 2000, Boykin purchased the 25% interest in Boykin Chicago, LLC from the private investor for $6,270, thereby increasing Boykin’s total ownership interest in the hotel from 18.75% to 43.75%. A subsidiary of BMC leased the property pursuant to a long-term percentage lease agreement, which was terminated on June 30, 2001. Subsequently, a TRS of Boykin Chicago, LLC entered into a management agreement with the subsidiary of BMC to manage the property.

9. Extraordinary Items:

         In connection with obtaining the secured credit facility (Note 4) and the $108,000 secured term loan (Note 5) in 2000, Boykin wrote off existing deferred financing costs totaling $686 under the previous $175,000 credit facility. These charges, net of $59 of minority interest, were reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 2000.

10. Percentage Lease Agreements:

         Rent due under percentage leases is the greater of minimum rent, as defined, or percentage rent. Percentage rent applicable to room and other hotel revenues varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents applicable to room and other hotel revenues are subject to annual adjustments based on increases in the United States Consumer Price Index (“CPI”). Percentage rent applicable to food and beverage revenues is calculated by multiplying fixed percentages by the total amounts of such revenues. Percentage lease revenues were $71,990 and $85,854 for the years ended December 31, 2001 and 2000, respectively, of which approximately $11,794 and $24,882, respectively, was in excess of minimum rent.

         The two percentage leases remaining for those properties not operated under the TRS structure (Note 1) have noncancelable remaining terms ranging from less than one year to six years, subject to earlier termination on the occurrence of certain contingencies, as defined. Future minimum rentals (ignoring future CPI increases) to be received by Boykin from these leases for each of the years in the period 2002 to 2006 and in total thereafter are as follows:

2002	$3,280

2003	1,315

2004	1,315

2005	1,315

2006	1,315

2007 and thereafter	1,121

$9,661

11. Share Compensation Plans:

         Boykin has a Long-Term Incentive Plan (LTIP) which provides for the granting to officers and eligible employees of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights and share appreciation rights in tandem with options, or any combination thereof. Boykin has reserved 1,700,000 common shares for issuance under the LTIP.

Share Option Plan

         The table below summarizes information related to share option grant and exercise activity in 2001 and 2000.

	Options Granted to

	Officers and	Non-employee	Weighted Average Fair	Options	Exercised Price
Year	Employees	Directors	Value of Options Granted	Exercised	Per Share

2001	145,000	30,000	$0.66	—	—

2000	143,000	6,000	$0.88	—	—

         As of December 31, 2001 and 2000, information related to outstanding options was as follows:

	Total Options			Exercisable Options

		Weighted Average	Weighted Average		Weighted Average
		Per Share Exercise	Remaining	Options	Per Share Exercise
Year	Options Outstanding	Price	Contractual Life	Outstanding	Price

2001	594,139	$12.84	7.7 years	361,073	$14.75

2000	419,139	$15.05	7.8 years	251,806	$17.09

         Options vest over various periods ranging from one to nine years from the date of grant. The term of each option granted will not exceed ten years from date of grant, and the exercise price may not be less than 100% of the fair market value of Boykin’s common shares on the grant date.

         Boykin has adopted the disclosure only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee share option plan. If Boykin had elected to recognize compensation costs for the LTIP based on the fair value at the grant dates for option awards consistent with the method prescribed by SFAS No. 123, reported amounts of net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below.

	Year Ended		Year Ended
	December 31, 2001		December 31, 2000

	As Reported	Pro Forma	As Reported	Pro Forma

Net income (loss)	$(29,570)	$(29,721)	$7,730	$7,489

Earnings (loss) per share:

Basic	$(1.72)	$(1.73)	$.45	$.44

Diluted	$(1.72)	$(1.73)	$.45	$.43

         The fair value of employee share options used to compute the pro forma amounts of net income (loss) and basic earnings per share was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Options Issued In:

	2001	2000

Dividend yield	12.29%	10.00%

Expected volatility	35.94%	29.19%

Risk-free interest rate	5.40%	6.52%

Expected holding period	8.0 years	8.0 years

Restricted Share Grant Plan

         The following table summarizes Boykin’s restricted share grant activity related to its officers, eligible employees and non-employee directors.

	2001	2000

Restricted shares outstanding — beginning of year	168,512	113,343

New share grants	54,750	81,278

Shares cancelled	(976)	(9,450)

Shares vested	(21,550)	(16,659)

Restricted shares outstanding- end of year	200,736	168,512

         The restricted shares vest over various periods ranging from one to five years from the date of grant. The value of shares granted has been calculated based on the average of the high and low share price on the date of grant and is being amortized as compensation expense over the respective vesting periods. For the years ended December 31, 2001 and 2000, Boykin’s compensation expense related to these restricted shares was $589 and $463, respectively. As of December 31, 2001, the unearned compensation related to restricted share grants was $1,494 and has been classified as a component of shareholders’ equity in the accompanying balance sheet.

12.	Employee Benefit Plans:

         Boykin maintains two employee benefit plans, the Boykin Lodging Company Money Purchase Pension Plan and the Boykin Lodging Company Profit Sharing Plan. Both plans are defined contribution plans which were established to provide retirement benefits to eligible employees. Boykin’s contributions to these plans for the years ended December 31, 2001 and 2000 totaled $275 and $261, respectively.

13.	Commitments:

         Portions of land related to five of the hotels owned by Boykin are subject to land leases which expire at various dates through 2068. All leases require minimum annual rentals, and one lease requires percentage rent based on hotel revenues. The other four leases are adjusted for increases in CPI every five to ten years. Rental expense charged to operations related to these leases for the years ended December 31, 2001 and 2000 was $1,057 and $1,194, respectively Boykin’s annual obligations to make future minimum payments under these land lease agreements as of at December 31, 2001 are as follows:

2002	$525

2003	525

2004	525

2005	531

2006	531

2007 and thereafter	25,792

         Boykin’s joint venture partner in Shawan Road Hotel Limited Partnership has the right, subject to certain performance criteria, to sell one-half of its respective interests in this joint venture to Boykin at fair market value, with Boykin retaining the option to fund the purchase price with cash or through the issuance of common shares. As of December 31, 2001, Boykin’s joint venture partner did not have the right to exercise this right.

14.	Related Party Transactions:

         The Chairman and Chief Executive Officer of Boykin is the majority shareholder of BMC. BMC and Westboy LLC, a subsidiary of BMC, were significant sources of Boykin’s percentage lease revenue through December 31, 2001 and 2000. At December 31, 2001 and 2000, Boykin had rent receivables of $1,118 and $4,632, respectively, due from related party lessees. At December 31, 2001 and 2000, Boykin had a payable to related party lessees of $90 and $2,056, respectively, primarily for the reimbursement of capital expenditure costs incurred on behalf of Boykin. Boykin paid a $1,600 lease termination fee to BMC related to the sale of the Daytona hotel in January 2001.

         As discussed in Note 1, Boykin acquired 16 subsidiaries of BMC whose primary assets were leasehold interests in 25 hotel properties owned by Boykin. As of December 31, 2001, Boykin has recorded a receivable from BMC representing compensation for the net deficit assumed for the working capital of the subsidiaries acquired excluding Westboy. BMC paid $1,311 in cash subsequent to year end, and is paying the remainder on a monthly basis over twelve months. Boykin has also recorded the net deficit of the TRS entities assumed in the transaction as well as the Westboy deficit.

         During the years ended December 31, 2001 and 2000, Boykin paid a wholly-owned subsidiary of BMC $774 and $1,082, respectively, for design, purchasing and project management services and for reimbursement of expenses related to capital improvements at its hotels. During 2001, a subsidiary of BMC sold a portion of its business to an unrelated third party. A portion of the sales price is payable contingent upon future revenues of the business, including revenues from Boykin.

         Effective February 1, 2000, Jersey Boy LLC, a wholly owned subsidiary of BMC, (“JerseyBoy”) manages the Radisson Hotel Mt. Laurel pursuant to a management agreement. Boykin paid JerseyBoy management fees of $200 and $202 in 2001 and 2000, respectively.

15.	Statements of Cash Flows, Supplemental Disclosures:

         As of December 31, 2000, $6,791 of dividends and partnership distributions were declared but were not paid until the following quarter. Interest paid during the years ended December 31, 2001 and 2000 was $22,178 and $22,992, respectively.

         As discussed in Note 3, in 2000, Boykin transferred ownership of its Cleveland Marriott East hotel in Cleveland, Ohio to Hilton in exchange for Hilton’s Doubletree hotel in San Antonio, Texas and their Doubletree Guest Suites hotel in Southfield, Michigan, which was renovated and rebranded as an Embassy Suites in 2001.

16.	Pro Forma Financial Information (Unaudited):

         As a result of the TRS transactions discussed in Note 1, Boykin’s future consolidated financial statements will include the results of operations of the consolidated hotels operated by BMC and Meristar as opposed to the lease revenues from these properties recorded in

Boykin’s historical financial information. For comparative purposes, the following pro forma financial information for 2001 and 2000 is presented as if the following transactions had been consummated as of January 1, 2000:

•	acquisition of lessees from BMC;

•	the issuance of 1.4 million partnership units to a BMC subsidiary;

•	entering into the BMC management agreements;

•	termination/assignment of Meristar leases;

•	entering into the Meristar management agreements and other Meristar transaction documents; and

•	termination of the percentage lease for a hotel in Chicago, Illinois owned by an unconsolidated joint venture, and a new taxable REIT subsidiary owned by that joint venture entering into a management contract with a BMC subsidiary.

	Years Ended December 31,

	2001	2000

Revenues:

Hotel revenues:

Room revenue	$166,140	$171,319

Food and beverage revenue	74,861	77,534

Other revenue	15,176	16,555

Percentage lease revenue	6,038	12,603

Interest and other income	1,667	1,565

Total revenues	263,882	279,576

Expenses:

Hotel operating expenses:

Rooms	42,015	42,958

Food and beverage	52,152	54,334

Other	8,644	8,976

General and administrative	26,223	25,404

Marketing and franchise costs	24,949	23,734

Utilities and maintenance	22,721	22,852

Management fees to related party	3,907	4,076

Management fees to third parties	3,069	6,051

Deferred incentive management fee	2,996	2,411

Property taxes, insurance and other	13,811	13,392

Real estate related depreciation and amortization	28,474	30,374

Corporate general and administrative	6,230	5,849

Interest expense	21,916	24,291

Amortization of deferred financing costs	1,205	1,242

Gain on property insurance recovery	—	(407)

Impairment of real estate	24,000	7,000

Total expenses	282,312	272,537

Equity in income of unconsolidated joint ventures	262	577

Income (loss) before gain on sale of assets, minority interest, extraordinary item and cumulative effect of change in accounting principle	(18,168)	7,616

Gain on sale of assets	240	—

Minority interest	2,887	(1,612)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(15,041)	6,004

Income (loss) per share before extraordinary item and cumulative effect of change in accounting principle

Basic	$(0.88)	$0.35

Diluted	$(0.88)	$0.35

Weighted average shares outstanding

Basic	17,176	17,137

Diluted	17,281	17,305

17.	Quarterly Operating Results (Unaudited):

         Boykin’s unaudited consolidated quarterly operating data for the years ended December 31, 2001 and 2000 follows. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. Quarterly operating results are not necessarily indicative of the results to be achieved in succeeding quarters or years.

	For the 2001 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Total revenues	$18,320	$18,630	$19,384	$23,799

Income (loss) before cumulative effect of change in accounting principle	(92)	1,172	1,306	(31,583)

Net income (loss)	(465)	1,172	1,306	(31,583)

Earnings per share:

Income (loss) before cumulative effect of change in accounting principle —

Basic	(.01)	.07	.08	(1.84)

Diluted	(.01)	.07	.08	(1.84)

Net income (loss) —

Basic	(.03)	.07	.08	(1.84)

Diluted	(.03)	.07	.08	(1.84)

Weighted average number of common shares outstanding:

Basic	17,161	17,171	17,181	17,188

Diluted	17,191	17,234	17,240	17,207

	For the 2000 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Total revenues	$17,838	$19,175	$24,120	$32,618

Income (loss) before extraordinary item	(697)	238	3,825	5,050

Net income (loss)	(697)	238	3,139	5,050

Earnings per share:

Income (loss) before extraordinary item-

Basic	(.04)	.01	.22	.29

Diluted	(.04)	.01	.22	.29

Net income (loss)—

Basic	(.04)	.01	.18	.29

Diluted	(.04)	.01	.18	.29

Weighted average number of common shares outstanding:

Basic	17,128	17,135	17,139	17,145

Diluted	17,290	17,318	17,316	17,313